                                                                                                          Exhibit 99.1

Contact Information:

Coffin Communications Group                                   Perini Corporation
15300 Ventura Boulevard, Suite 303                            73 Mount Wayte Ave.
Sherman Oaks, CA 91403                                        Framingham, MA 01701
(818) 789-0100                                                (508) 628-2295
Crocker Coulson, Partner                                      Robert Band, President

FOR IMMEDIATE RELEASE

Perini Corporation Announces Q2 2003 Results

  Year-to-date basic earnings per share of $0.91 in 2003 vs. $0.39 in 2002; favorably impacted by tender offer
  Net income of $3.6 million
  Year-to-date net income of $15.0 million; includes recognition of $7.0 million federal tax benefit
  Backlog increased 25% to $1.2 billion

Framingham, MA – August 8, 2003 – Perini Corporation (AMEX: PCR), a leading building, civil construction and construction management company, today reported results for the second quarter ended June 30, 2003.

Net income was $3.6 million for the second quarter of 2003, as compared to second quarter net income of $4.7 million in 2002. Basic earnings per common share were $0.43 for the second quarter of 2003, as compared to $0.18 for the second quarter of 2002. Diluted earnings per common share were $0.41 for the second quarter of 2003, as compared to $0.18 for the second quarter of 2002. Revenues from construction operations totaled $286.3 million for the second quarter of 2003, as compared with $268.3 million for the second quarter of 2002. Earnings per share calculations for the second quarter of 2003 were favorably impacted by the reversal of a pro rata portion of accumulated but unpaid dividends on the Company’s $21.25 Preferred Stock as a result of the tender offer completed by the Company in June of 2003.

For the first six months of 2003, net income was $15.0 million, as compared to $9.9 million for the first six months of 2002. Basic earnings per common share were $0.91 for the first six months of 2003, as compared to $0.39 for the first six months of 2002. Diluted earnings per common share were $0.89 for the first six months of 2003, as compared to $0.38 for the first six months of 2002. Revenues from construction operations totaled $577.6 million for the first six months of 2003, as compared with $589.7 million for the first six months of 2002. Net income for the first six months of 2003 includes the recognition of a $7.0 million federal tax benefit based on the expectation that the Company will be able to utilize an additional amount of its net operating loss carryforwards in future years. Earnings per share calculations for the first six months of 2003 were favorably impacted by the reversal of a pro rata portion of accumulated but unpaid dividends on the Company’s $21.25 Preferred Stock as a result of the tender offer completed by the Company in June of 2003.

The 2003 results were positively impacted by the inclusion of the operating results of James A. Cummings, Inc., an established building construction and construction management company based in Fort Lauderdale, Florida, which was acquired by the Company in January 2003. Operating results for 2003 were negatively impacted by the slow pace of new work awards experienced by the Company over the past year as well as increased operating expenses related to new work acquisition initiatives.

-more-

August 8, 2003                                             Perini 2Q Results                                             Page 2

Backlog increased to $1.23 Billion
The backlog of uncompleted construction work at June 30, 2003 was $1.23 billion compared to $1.02 billion a year ago and $990 million at December 31, 2002. The backlog at June 30, 2003 includes $186 million in backlog added as a result of the acquisition of James A. Cummings, Inc. in January 2003. Other new contract awards and adjustments to contracts in process added to the backlog during the second quarter of 2003 amounted to $493 million and include the $168 million Morongo Casino Hotel Resort in California, the Company’s $123 million share of a civil construction joint venture project in New York City, and numerous smaller contracts obtained which encompass all of the Company’s business units.

Financial Condition Remains Strong in 2003
The Company’s financial condition remained strong in the first six months of 2003. Working capital decreased slightly, from $115.9 million at December 31, 2002 to $114.6 million at June 30, 2003. Long-term debt increased from $12.1 million December 31, 2002 to $25.7 million at June 30, 2003 as the Company funded its tender offer for its $21.25 Preferred Stock in part by drawing on its revolving credit facility. As previously announced, on June 9, 2003, the Company completed a tender offer on its $21.25 Preferred Stock whereby the Company purchased 405,127 Depositary Shares for a cash price of $25.00 per Share (representing approximately 40.5% of the outstanding $21.25 Preferred Stock).

The terms of the Company’s Credit Agreement were amended in February 2003 to increase the revolving credit facility from $45 million to $50 million and to extend the term of the Credit Agreement from January 2004 to June 2005.

Robert Band, President and Chief Operating Officer stated that, “We are pleased to report a profitable performance for the second quarter of 2003. Most significantly, we experienced an improved new work acquisition period in the second quarter resulting in an increase in backlog of $242 million as compared to March 31, 2003. New work opportunities and pending awards continue to remain at a high level and we anticipate an improving new work award period during the remainder of 2003 as the economy improves. Also, the acquisition of James A. Cummings, Inc. in January continues to make a positive impact on our 2003 operating results and on our backlog of uncompleted construction work.”

About Perini Corporation Perini Corporation provides general contracting, including building and civil construction, and construction management and design-build services to private clients and public agencies in the United States and selected overseas locations. Perini is known for its hospitality and gaming industry projects, and for its corrections, health care, sports, entertainment and educational expertise, as well as large and complex civil construction projects.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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August 8, 2003                                             Perini 2Q Results                                             Page 3

Perini Corporation (AMEX)
Summary of Consolidated Earnings
(Unaudited)
(In Thousands of Dollars)

                                               For the Three Months               For the Six Months
                                                   Ended June 30,                   Ended June 30,
                                             --------------------------    ---------------------------
                                                 2003          2002              2003         2002
                                             ------------  ------------    ------------- -------------
Revenue from Operations                        $ 286,336     $ 268,307        $ 577,596     $ 589,677
                                             ============  ============    ============= =============

Income before Income Taxes                     $   4,143     $   5,051        $   8,662     $  10,256
(Provision) Credit for Income Taxes (a)             (525)         (361)           6,375          (351)
                                             ------------  ------------    ------------- -------------
Net Income                                     $   3,618     $   4,690        $  15,037     $   9,905
                                             ============  ============    ============= =============

Basic Earnings per Common Share (b)            $    0.43     $    0.18        $    0.91     $    0.39
                                             ============  ============    ============= =============

Diluted Earnings per Common Share (b)          $    0.41     $    0.18        $    0.89     $    0.38
                                             ============  ============    ============= =============

(a) The credit for income taxes for the six months ended June 30, 2003 is due primarily to the recognition of a $7.0 million federal tax benefit in accordance with FAS No. 109, "Accounting for Income Taxes" based on the expectation that the Company will be able to utilize an additional amount of its net operating loss carryforwards in future years. In addition, the (provision) credit for income taxes reflects a lower-than-normal tax rate in all periods presented due primarily to the realization of a portion of the federal tax benefit not recognized in prior years due to certain accounting limitations. Also, the provision for income taxes for the six months ended June 30, 2002 reflects the reversal of the federal alternative minimum tax provided in 2001 which was no longer required based on the provisions of the Job Creation and Worker Assistance Act of 2002.

(b) Basic and Diluted Earnings per Common Share ("EPS") are calculated as follows:

                                                                            For the Three Months                 For the Six Months
                                                                               Ended June 30,                      Ended June 30,
                                                                         -----------------------------      -----------------------------

                                                                              2003           2002                2003           2002
                                                                        --------------- --------------      -------------- --------------

Net income                                                                   $ 3,618         $ 4,690          $ 15,037         $ 9,905
Less - Dividends accrued on Preferred Stock                                     (517)           (531)           (1,048)         (1,062)
Plus - Reversal of dividends previously accrued on
          Preferred Stock based on results of June 2003 tender offer           6,658               -             6,658               -
                                                                        --------------- --------------   --------------    --------------

Total available for common stockholders                                      $ 9,759         $ 4,159          $ 20,647         $ 8,843
                                                                        =============== ==============   ==============    ==============

Weighted average shares outstanding for basic EPS                         22,707,487      22,664,135        22,685,931      22,664,135

Effect of dilutive stock options outstanding                                 822,765         179,609           418,405         539,233
                                                                        --------------- --------------   --------------    --------------

Weighted average shares outstanding for diluted EPS                       23,530,252      22,843,744        23,104,336      23,203,368
                                                                        --------------- --------------   --------------    --------------

Basic earnings per common share                                              $  0.43         $  0.18           $  0.91         $  0.39
                                                                        =============== ==============   ==============    ==============

Diluted earnings per common share                                            $  0.41         $  0.18           $  0.89         $  0.38
                                                                        =============== ==============   ==============    ==============

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